Exhibit 99.1

KONTOOR BRANDS REPORTS THIRD QUARTER 2022 RESULTS;
UPDATES OUTLOOK FOR FULL YEAR 2022

•Q3'22 revenue of $607 million decreased 7 percent (5 percent in constant currency) compared to Q3'21
•Q3'22 reported EPS of $0.90, adjusted EPS of $1.11 compared to Q3'21 reported EPS of $1.07, adjusted EPS of $1.28
•2022 revenue is now expected to increase approximately 4 percent (6 percent in constant currency) compared to 2021 and prior guidance of increasing approximately 6 percent
•2022 adjusted EPS is now expected to be in the range of $4.35 to $4.40, compared to prior guidance of $4.40 to $4.50

GREENSBORO, N.C. - November 3, 2022 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its third quarter ended October 1, 2022.

“Despite the difficult environment, we are encouraged by the sell-through of our brands including continued POS share gains, in the third quarter in our largest market. However, as expected, sell-in was adversely impacted and global revenue tempered as U.S. retailer inventory rebalancing efforts and COVID-related lockdowns in China continued. Mix benefits, strategic pricing, and tight expense controls helped offset inflationary pressures and allowed us to deliver upside to our profit expectations,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“We expect challenging global macroeconomic conditions, particularly inflation, should continue to weigh on consumer discretionary spend, and ongoing inventory reduction actions will pressure near-term margins. However, we anticipate revenue to sequentially accelerate in the fourth quarter due to improved U.S. retail inventory levels, continued POS momentum, share gains and new business development activities. Further, our cash generation is expected to remain strong over time, giving us confidence in our capital allocation flexibility, as evidenced by our recently announced dividend increase,” added Baxter.

This release refers to “adjusted” amounts from 2022 and 2021 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Unless otherwise noted, “reported” and “constant dollar” amounts are the same.

Third Quarter 2022 Income Statement Review

Revenue was $607 million, a 7 percent decrease (5 percent decrease in constant currency) over the same period in the prior year. Revenue decreases were primarily driven by significant U.S. retailer inventory rebalancing efforts in the quarter and the impacts of lockdowns in China. Challenges in domestic wholesale and China were somewhat offset by continued strength in Digital own.com, as well as gains in the EMEA region.

U.S. revenue was $452 million, decreasing 8 percent over last year, with reductions in both the Wrangler and Lee brands. Lower shipments due to retailer inventory rebalancing weighed on U.S. wholesale, which was down 9 percent compared to the third quarter 2021. These pressures were somewhat offset by continued strength in Digital own.com, with U.S. own.com revenue increasing 14 percent compared to last year.

International revenue was $154 million, a 3 percent decrease (7 percent increase in constant currency) over the same period in the prior year. As expected, due to COVID lockdowns in the region, China decreased 24 percent (20 percent decrease in constant currency) compared to the third quarter 2021, sequentially improving from decreases of 50 percent in the second quarter of 2022. Europe increased 7 percent (27 percent increase in constant currency), driven by Digital and aided by a shift in the timing of shipments associated with the ERP implementation last year, from the third quarter to the second quarter of 2021.

Wrangler brand global revenue was $406 million, a 4 percent decrease (2 percent decrease in constant currency) from the same period in the prior year. Wrangler U.S. revenue decreased 5 percent compared to last year, primarily driven by the aforementioned reduction of shipments in U.S. wholesale due to significant retailer inventory rebalancing, somewhat offset by broad-based channel and category strength including Western, Workwear, T-shirts and Female. U.S. Wrangler.com increased 16 percent compared to last year. Wrangler international revenue increased 3 percent (15 percent increase in constant currency) compared to the third quarter 2021.

Lee brand global revenue was $198 million, a 13 percent decrease (9 percent decrease in constant currency) from the same period in the prior year. Lee U.S. revenue decreased 19 percent compared to last year, primarily driven by the aforementioned reduction of shipments due to significant retailer inventory rebalancing. Globally, non-denim categories such as T-shirts experienced significant year-over-year gains in the quarter. U.S. Lee.com increased 10 percent compared to last year. Lee international revenue decreased 6 percent (3 percent increase in constant currency) from the third quarter 2021. Strength in Europe was offset by expected reductions in China due to the impact of COVID lockdowns.

Other global revenue was $2 million, a 33 percent decrease compared to the same period in the prior year.

Gross margin decreased to 43.5 percent, a decrease of 90 basis points on a reported basis and 60 basis points on an adjusted basis, compared to the third quarter 2021. Higher inflationary pressures on input costs, inventory provisions, elevated ocean freight rates and foreign currency primarily drove the decline. The decline was partially offset by strategic pricing, channel and product mix, as well as moderating transitory costs such as air freight.

Selling, General & Administrative (SG&A) expenses were $189 million on a reported basis, and $174 million on an adjusted basis. As a percent of revenue, adjusted SG&A was 28.7 percent, increasing 20 basis points compared to adjusted SG&A during the same period in the prior year. As expected, tight controls of discretionary expenses as well as lower compensation costs were somewhat offset by higher distribution expenses, as well as continued strategic investments in digital and IT.

Operating income was $75 million on a reported basis and $90 million on an adjusted basis. Adjusted operating margin of 14.8 percent decreased 80 basis points compared to adjusted operating margin during the same period in the prior year. Higher inflationary pressures on input costs, inventory provisions and elevated ocean freight more than offset the benefits of strategic pricing and tight control of expenses.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $82 million on a reported basis and $97 million on an adjusted basis. Adjusted EBITDA margin of 15.9 percent decreased 100 basis points compared to adjusted EBITDA margin during the same period in the prior year.

Earnings per share was $0.90 on a reported basis and $1.11 on an adjusted basis compared to reported EPS of $1.07 and adjusted EPS of $1.28, in the same period in the prior year.

October 1, 2022, Balance Sheet and Liquidity Review

The Company ended the third quarter 2022 with $58 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of October 1, 2022, the Company had $40 million in outstanding borrowings under the Revolving Credit Facility and $448 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors approved a $0.02 or 4 percent increase in the regular quarterly cash dividend to $0.48 per share, payable on December 19, 2022, to shareholders of record at the close of business on December 9, 2022. With a combination of share repurchases and payout of the dividend, the Company returned a total of $140 million to shareholders during the first three quarters of 2022.

Inventory at the end of the third quarter 2022 was $678 million, up 66 percent compared to the prior-year period and 24 percent with pre-pandemic 2019 levels. Approximately 90 percent of inventory at the end of the third quarter was core product. The Company is taking proactive actions and expects inventory to return to more historical levels in mid-2023.

2022 Outlook

In consideration of impacts from retailer inventory rebalancing in the third quarter, inflation, ongoing lockdowns in China and foreign currency, the Company is revising its 2022 outlook, including the following:

•Revenue is now expected to increase approximately 4 percent (increase 6 percent in constant currency) compared to 2021 and compared to prior guidance of up approximately 6 percent. The updated revenue guidance includes an incremental 1-point negative impact from foreign currency.

•Gross margin is now expected to approximate 43.0 percent compared to adjusted gross margin of 44.6 percent achieved in 2021 and compared with prior guidance of 43.5 percent. The updated gross margin guidance includes the incremental impacts from capacity downtime, geographic mix and foreign currency. The benefits from continued structural mix shifts to accretive channels such as Digital, ongoing cost saving initiatives and strategic pricing are anticipated to help offset these higher costs.

•Adjusted SG&A is expected to increase at a low single-digit rate compared to adjusted SG&A in 2021. Investments will continue to be made in the Company’s brands and capabilities, including demand creation, Digital, and international expansion. Given the uncertain macroeconomic conditions, the Company expects continued tight expense control on non-strategic and discretionary items, to assist in funding strategic investments. Adjusted SG&A excludes one-time restructuring charges related to the globalization of the Company’s operating model and relocation of the European headquarters, which are anticipated to be approximately $16 million for the year.

•Adjusted EPS is expected to be in the range of $4.35 to $4.40, compared to prior guidance of $4.40 to $4.50. Adjusted EPS excludes one-time restructuring charges related to the globalization of the Company’s operating model and relocation of the European headquarters, which are anticipated to be approximately $0.23 per share for the year.

•Capital Expenditures are expected to be in the range of $30 million to $35 million, primarily to support manufacturing, distribution, and information technology projects, down from $35 million to $40 million prior.

•The Company expects an effective tax rate of approximately 20 percent in 2022. Interest expense is expected to be in the range of $30 million to $35 million in 2022. Average shares outstanding in 2022 are expected to be approximately 57 million, excluding the impact of additional share repurchases.

Webcast Information

Kontoor Brands will host its third quarter 2022 conference call beginning at 8:30 a.m. Eastern Time today, November 3, 2022. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2022 represent charges related to the globalization of the Company’s operating model and relocation of the European headquarters. Adjustments during 2021 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates.

This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers;

fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; operational difficulties and additional expenses related to the Company’s design and implementation of its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; the failure to declare future cash dividends; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars in thousands, except per share amounts)	2022	2021	Change	2022	2021	Change
Net revenues	$606,521	$652,298	(7)%	$1,899,836	$1,794,825	6%
Costs and operating expenses
Cost of goods sold	342,460	362,735	(6)%	1,064,190	978,558	9%
Selling, general and administrative expenses	188,995	203,583	(7)%	563,614	601,934	(6)%
Total costs and operating expenses	531,455	566,318	(6)%	1,627,804	1,580,492	3%
Operating income	75,066	85,980	(13)%	272,032	214,333	27%
Interest expense	(8,858)	(7,156)	24%	(25,115)	(26,588)	(6)%
Interest income	263	345	(24)%	1,028	1,024	—%
Other expense, net	(2,219)	(676)	228%	(5,187)	(1,073)	383%
Income before income taxes	64,252	78,493	(18)%	242,758	187,696	29%
Income taxes	13,169	15,080	(13)%	48,870	36,183	35%
Net income	$51,083	$63,413	(19)%	$193,888	$151,513	28%
Earnings per common share
Basic	$0.92	$1.10		$3.47	$2.63
Diluted	$0.90	$1.07		$3.40	$2.56
Weighted average shares outstanding
Basic	55,428	57,648		55,830	57,535
Diluted	56,550	59,282		57,060	59,180
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2022 and September 2021 correspond to the 13-week and 39-week fiscal periods ended October 1, 2022 and October 2, 2021, respectively. References to September 2022, December 2021 and September 2021 relate to the balance sheets as of October 1, 2022, January 1, 2022 and October 2, 2021, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2022	December 2021	September 2021
ASSETS
Current assets
Cash and cash equivalents	$58,053	$185,322	$215,442
Accounts receivable, net	234,569	289,800	269,874
Inventories	678,207	362,957	409,110
Prepaid expenses and other current assets	102,425	72,579	93,922
Total current assets	1,073,254	910,658	988,348
Property, plant and equipment, net	101,407	105,155	106,959
Operating lease assets	47,831	54,950	56,555
Intangible assets, net	13,242	14,638	14,975
Goodwill	209,012	212,213	212,503
Other assets	208,264	235,410	233,842
TOTAL ASSETS	$1,653,010	$1,533,024	$1,613,182
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$7,093	$249	$254
Current portion of long-term debt	7,500	—	18,125
Accounts payable	306,278	214,204	244,681
Accrued liabilities	167,690	217,164	218,058
Operating lease liabilities, current	18,885	24,195	23,480
Total current liabilities	507,446	455,812	504,598
Operating lease liabilities, noncurrent	30,255	32,993	36,329
Other liabilities	82,417	104,764	114,088
Long-term debt	824,793	791,317	773,413
Commitments and contingencies
Total liabilities	1,444,911	1,384,886	1,428,428
Total equity	208,099	148,138	184,754
TOTAL LIABILITIES AND EQUITY	$1,653,010	$1,533,024	$1,613,182

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2022	2021
OPERATING ACTIVITIES
Net income	$193,888	$151,513
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27,827	26,675
Stock-based compensation	17,758	29,211
Other	(226,744)	1,953
Cash provided by operating activities	12,729	209,352
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(13,091)	(6,642)
Capitalized computer software	(7,633)	(23,536)
Other	(990)	(1,778)
Cash used by investing activities	(21,714)	(31,956)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	76,000	—
Repayments under revolving credit facility	(36,000)	—
Repayments of term loans	—	(125,000)
Repurchases of Common Stock	(62,494)	(10,006)
Dividends paid	(77,021)	(69,068)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(12,643)	(2,209)
Other	7,002	(562)
Cash used by financing activities	(105,156)	(206,845)
Effect of foreign currency rate changes on cash and cash equivalents	(13,128)	(3,247)
Net change in cash and cash equivalents	(127,269)	(32,696)
Cash and cash equivalents – beginning of period	185,322	248,138
Cash and cash equivalents – end of period	$58,053	$215,442

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$406,161	$421,508	(4)%	(2)%
Lee	198,465	227,973	(13)%	(9)%
Total reportable segment revenues	604,626	649,481	(7)%	(4)%
Other revenues (b)	1,895	2,817	(33)%	(33)%
Total net revenues	$606,521	$652,298	(7)%	(5)%
Segment profit:
Wrangler	$75,597	$77,184	(2)%	(1)%
Lee	26,703	42,969	(38)%	(33)%
Total reportable segment profit	$102,300	$120,153	(15)%	(12)%
Corporate and other expenses	(28,775)	(35,051)	(18)%	(10)%
Interest expense	(8,858)	(7,156)	24%	24%
Interest income	263	345	(24)%	(6)%
(Loss) profit related to other revenues (b)	(678)	202	(436)%	(435)%
Income before income taxes	$64,252	$78,493	(18)%	(18)%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$1,236,528	$1,131,631	9%	10%
Lee	655,738	654,135	—%	3%
Total reportable segment revenues	1,892,266	1,785,766	6%	8%
Other revenues (b)	7,570	9,059	(16)%	(16)%
Total net revenues	$1,899,836	$1,794,825	6%	8%
Segment profit:
Wrangler	$226,049	$214,001	6%	6%
Lee	101,837	112,583	(10)%	(7)%
Total reportable segment profit	$327,886	$326,584	—%	2%
Corporate and other expenses	(60,774)	(113,585)	(46)%	(44)%
Interest expense	(25,115)	(26,588)	(6)%	(5)%
Interest income	1,028	1,024	—%	9%
(Loss) profit related to other revenues (b)	(267)	261	(202)%	(202)%
Income before income taxes	$242,758	$187,696	29%	30%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other primarily includes other revenue sources, including sales and licensing of Rock & Republic® apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$406,161	$6,531	$412,692
Lee	198,465	9,686	208,151
Total reportable segment revenues	604,626	16,217	620,843
Other revenues	1,895	(1)	1,894
Total net revenues	$606,521	$16,216	$622,737
Segment profit:
Wrangler	$75,597	$855	$76,452
Lee	26,703	2,105	28,808
Total reportable segment profit	$102,300	$2,960	$105,260
Corporate and other expenses	(28,775)	(2,709)	(31,484)
Interest expense	(8,858)	(9)	(8,867)
Interest income	263	61	324
(Loss) profit related to other revenues	(678)	1	(677)
Income before income taxes	$64,252	$304	$64,556

	Nine Months Ended September 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,236,528	$13,569	$1,250,097
Lee	655,738	16,577	672,315
Total reportable segment revenues	1,892,266	30,146	1,922,412
Other revenues	7,570	14	7,584
Total net revenues	$1,899,836	$30,160	$1,929,996
Segment profit:
Wrangler	$226,049	$1,334	$227,383
Lee	101,837	2,721	104,558
Total reportable segment profit	$327,886	$4,055	$331,941
Corporate and other expenses	(60,774)	(2,723)	(63,497)
Interest expense	(25,115)	(11)	(25,126)
Interest income	1,028	85	1,113
(Loss) profit related to other revenues	(267)	1	(266)
Income before income taxes	$242,758	$1,407	$244,165
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended September
(In thousands, except for per share amounts)	2022	2021

Cost of goods sold - as reported under GAAP	$342,460	$362,735
Restructuring & separation costs (a)	—	1,821
Adjusted cost of goods sold	$342,460	$364,556

Selling, general and administrative expenses - as reported under GAAP	$188,995	$203,583
Restructuring & separation costs (a)	(14,740)	(17,685)
Adjusted selling, general and administrative expenses	$174,255	$185,898

Interest expense - as reported under GAAP	$(8,858)	$(7,156)
Other adjustments (b)	—	(525)
Adjusted interest expense	$(8,858)	$(7,681)

Other expense, net - as reported under GAAP	$(2,219)	$(676)
Other adjustments (b)	—	525
Adjusted other expense, net	$(2,219)	$(151)

Diluted earnings per share - as reported under GAAP	$0.90	$1.07
Restructuring & separation costs (a)	0.21	0.21
Adjusted diluted earnings per share	$1.11	$1.28

Net income - as reported under GAAP	$51,083	$63,413
Income taxes	13,169	15,080
Interest expense	8,858	7,156
Interest income	(263)	(345)
EBIT	$72,847	$85,304

Depreciation and amortization - as reported under GAAP	$9,006	$8,926
Restructuring & separation costs (a)	—	(106)
Adjusted depreciation and amortization	$9,006	$8,820

EBITDA	$81,853	$94,230
Restructuring & separation costs (a)	14,740	15,758
Other adjustments (b)	—	525
Adjusted EBITDA	$96,593	$110,513
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2022		2021
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$606,521	$606,521	$652,298	$652,298

Gross margin	$264,061	$264,061	$289,563	$287,742
As a percentage of total net revenues	43.5%	43.5%	44.4%	44.1%

Selling, general and administrative expenses	$188,995	$174,255	$203,583	$185,898
As a percentage of total net revenues	31.2%	28.7%	31.2%	28.5%

Operating income	$75,066	$89,806	$85,980	$101,844
As a percentage of total net revenues	12.4%	14.8%	13.2%	15.6%
Earnings per share - diluted	$0.90	$1.11	$1.07	$1.28

Net income	$51,083	$62,987	$63,413	$75,757
Income taxes	13,169	16,005	15,080	18,600
Interest expense	8,858	8,858	7,156	7,681
Interest income	(263)	(263)	(345)	(345)
EBIT	$72,847	$87,587	$85,304	$101,693

Depreciation and amortization	$9,006	$9,006	$8,926	$8,820

EBITDA	$81,853	$96,593	$94,230	$110,513
As a percentage of total net revenues	13.5%	15.9%	14.4%	16.9%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended September 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$324,564	$84,122	$1,771	$410,457
Non-U.S. Wholesale	50,448	81,682	28	132,158
Direct-to-Consumer	31,149	32,661	96	63,906
Total	$406,161	$198,465	$1,895	$606,521

Geographic revenues
U.S.	$351,624	$98,862	$1,867	$452,353
International	54,537	99,603	28	154,168
Total	$406,161	$198,465	$1,895	$606,521

	Three Months Ended September 2021
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$344,277	$105,779	$2,226	$452,282
Non-U.S. Wholesale	48,558	86,494	446	135,498
Direct-to-Consumer	28,673	35,700	6	64,379
Other	—	—	139	139
Total	$421,508	$227,973	$2,817	$652,298

Geographic revenues
U.S.	$368,507	$121,951	$2,371	$492,829
International	53,001	106,022	446	159,469
Total	$421,508	$227,973	$2,817	$652,298

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended September
(Dollars in thousands)	2022	2021	2022 to 2021
	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$351,624	$368,507	(5)%	(5)%
Lee U.S.	98,862	121,951	(19)%	(19)%
Other	1,867	2,371	(21)%	(21)%
Total U.S. revenues	$452,353	$492,829	(8)%	(8)%

Wrangler International	$54,537	$53,001	3%	15%
Lee International	99,603	106,022	(6)%	3%
Other	28	446	(94)%	(94)%
Total International revenues	$154,168	$159,469	(3)%	7%

Global Wrangler	$406,161	$421,508	(4)%	(2)%
Global Lee	198,465	227,973	(13)%	(9)%
Global Other	1,895	2,817	(33)%	(33)%
Total revenues	$606,521	$652,298	(7)%	(5)%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended September 2022, restructuring and separation costs include charges of $13.7 million related to severance and employee-related benefits and $1.0 million of other costs, both of which are attributable to the globalization of the Company’s operating model and relocation of the European headquarters. During the three months ended September 2021, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out, as well as strategic actions taken by the Company, including adjustments resulting from the Company's transition of our India business to a licensed model. Total restructuring and separation costs resulted in a corresponding tax impact of $2.8 million and $3.5 million for the three months ended September 2022 and September 2021, respectively.
(b) Other adjustments have been made for the three months ended September 2021 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. Management believes these funding fees are not material to evaluating the overall results of the Company and thus has discontinued this adjustment effective in the first quarter of 2022.